News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES QUARTERLY DIVIDEND

CINCINNATI, January 10, 2012 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of fifty-two point five cents ($0.525) per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after February 15, 2012 to Common Stock and Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the close of business on January 20, 2012.

P&G has been paying a dividend for 121 consecutive years since its incorporation in 1890 and has increased its dividend for 55 consecutive years at an annual compound average rate of approximately 9.5%.

About Procter & Gamble
P&G touches and improves the lives of about 4.4 billion people around the world with its portfolio of trusted, quality brands.  The Company's leadership brands include Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, and Ambi Pur®.  With operations in about 80 countries, P&G brands are available in more than 180 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974